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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             WALL STREET DELI, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                    63-0514240
(State or other jurisdiction                         (IRS Employer
      of incorporation)                         Identification Number)

                             One Independence Plaza
                                    Suite 100
                            Birmingham, Alabama 35209
                    (Address Of Principal Executive Offices)

                                 (205) 870-0020
                         (Registrant's telephone number)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

         Securities Act registration statement file number to which this form relates (if applicable):

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      None

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                          Common Stock Purchase Rights
                                (Title of Class)



                             EXHIBIT INDEX ON PAGE 7


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

       Effective February 16, 2000, the Board of Directors of Wall Street Deli, Inc. (the "Registrant") declared a distribution of one Right for each outstanding share of common stock, par value $0.05 per share (the "Common Stock"), to stockholders of record at the close of business on March 1, 2000 (the "Record Date") and for each share of Common Stock issued (including shares distributed from treasury) by the Registrant thereafter and prior to the Distribution Date. Each Right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Registrant one one-hundredth of a share (a "Unit") of Common Stock, at a purchase price of $1.50 per Unit, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Registrant. The description and terms of the Rights are set forth in the Rights Agreement dated as of February 16, 2000, between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"), a copy of which is attached hereto as Exhibit 1. Capitalized terms used but not defined herein have the meanings set forth in the Rights Agreement.

       Initially, the Rights will attach to all certificates representing shares of outstanding Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and the "Distribution Date" will occur upon the earlier of (i) 10 business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than the Registrant, any Subsidiary of the Registrant, any employee benefit plan maintained by the Registrant, any of its subsidiaries or any trustee or fiduciary with respect to such plans acting in such capacity or any member of the Existing Control Group) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Common Stock, and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the Common Stock from time to time outstanding. The Existing Control Group, which includes Alan Kaufman, Jeff Kaufman, Bob Barrow and their Affiliates and Associates, will not be considered Acquiring Persons unless any member of the Existing Control Group, together with all Affiliates and Associates of such Person, shall increase by 15 % or more his or its Beneficial Ownership of the shares of Common Stock then outstanding from the number of shares of Common Stock Beneficially Owned by such Person on the date of the Rights Agreement.

       Until the Distribution Date, (i) the Rights will be evidenced by Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for




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transfer of any certificates representing outstanding Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

       The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Registrant as described below.

       As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights.

       In the event that (i) an Acquiring Person becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, or (ii) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right will thereafter have the right to acquire, upon exercise of such Right, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Registrant) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Common Stock issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

       In the event that, at any time following the Stock Acquisition Date, (i) the Registrant is acquired in a merger or other business combination transaction and the Registrant is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Registrant and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Registrant's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to acquire, upon exercise of such Right, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right.

       The Purchase Price and the number of Units or shares, as the case may be, of the Common Stock issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to the holders of the Common Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).


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       With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Registrant is not required to issue fractional Units or shares of the Common Stock. In lieu thereof, an adjustment in cash may be made based on the market price of the Common Stock prior to the date of exercise or exchange.

       At any time until ten business days following the Stock Acquisition Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of the Board in cash or shares of Common Stock. Immediately upon the action of the Board ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

       Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Registrant, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to a stockholder or to the Registrant, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable or exchangeable for Units or shares of Common Stock (or other consideration).

       Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

       The present distribution of the Rights is not taxable to the Registrant or its stockholders. The Rights are not dilutive and will not affect reported earnings per share. The Registrant will receive no proceeds from the issuance of the Rights.

       The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Registrant on terms not approved by the Board of Directors of the Registrant, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock, since until ten business days after such time the Rights may be redeemed by the Registrant at $0.001 per Right.

       The foregoing description of the Rights Agreement and the Rights is qualified in its entirety by reference to the Rights Agreement attached as
Exhibit 1 hereto, which is incorporated by reference herein.


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ITEM 2. EXHIBITS.

Exhibit No.        Document
-----------        --------
       1           Rights Agreement, dated February 16, 2000, between Wall
                   Street Deli, Inc. and American Stock Transfer and Trust
                   Company, with the form of Right Certificate attached as
                   Exhibit A and a Summary of Rights to Acquire Common Stock
                   attached as Exhibit B. Pursuant to the Rights Agreement,
                   printed Right Certificates will not be mailed until as soon as practicable after the earlier of (i) the tenth day after public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired
                   beneficial ownership of 15% or more of the Common Stock or
                   (ii) the tenth business day (or such later date as may be
                   determined by action of the Board of Directors prior to the time a person or group becomes an Acquiring Person) after the commencement of, or the announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Stock. Pursuant to the Rights
                   Agreement, the Summary of Rights to Acquire Common Stock will be mailed as soon as practicable following the Record Date to the holders of the Common Stock as of the close of business on the Record Date.



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                                    SIGNATURE

       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             WALL STREET DELI, INC.



                                       By:   /s/ Jeffrey V. Kaufman
                                           -------------------------------------
                                                  Jeffrey V. Kaufman
                                              President and Chief Executive
                                                        Officer
Date: March 1, 2000


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                                  EXHIBIT INDEX

Exhibit No.     Document                                                     Page
-----------     --------                                                     ----
    1           Rights Agreement, dated February 16, 2000, between  Wall
                Street Deli, Inc. and American Stock Transfer and Trust
                Company, with the form of Right Certificate attached as
                Exhibit A and a Summary of Rights to Acquire Common
                Stock attached as Exhibit B.                                   8




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